EXHIBIT 99.1

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Deidre Cusack joins Brady Corporation Board of Directors

MILWAUKEE (September 10, 2024)—Brady Corporation (NYSE:BRC) (“Brady” or “Company”) announced that Deidre (Dee) Cusack has joined its Board of Directors, effective September 4, 2024.
Ms. Cusack was Executive Vice President of Global Products & Solutions for Dematic Corporation, a manufacturer of intelligent automated solutions for manufacturing, warehouse, and distribution environments from 2020 until her retirement in 2024. Prior to Dematic, she spent 10 years at ABB in several business unit leadership roles, most recently as Group Senior Vice President & Global Product Group Manager of Distribution Transformers, and previously served in a variety of research and development and other leadership roles at Ametek and Raytheon Technologies Corp.
Ms. Cusack received a Master of Science in Electrical Engineering from Tufts University and a Bachelor of Science in Optics from the University of Rochester.
“Brady is committed to drive growth through innovation, research and development and investments in technologies to deliver shareholder value over the long-term,” said Cusack. “I’m looking forward to working with Brady’s leadership team and its Board of Directors as the Company continues to develop technologically advanced new products.”
“Dee’s strong leadership skills and the depth of her expertise in technology makes her an excellent addition to the Brady Board of Directors, and her election demonstrates Brady’s ongoing commitment to innovation,” said Bradley C. Richardson, Chair of Brady’s Board of Directors.
“I am pleased to welcome Dee to Brady’s Board of Directors. Dee brings valuable experience from her roles in high-technology global businesses which will be invaluable to Brady as we continue to expand our offerings of new products,” said Russell R. Shaller, Brady’s President and Chief Executive Officer.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2024, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2024 sales were approximately $1.34 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available at www.bradycorp.com.

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